EXHIBIT 10.6

AXTIVE ACQUISITION CORPORATION

1445 Ross Avenue, Suite 4500

Dallas, Texas 75202

May 9, 2003

Mr. Stanley D. Strifler

Re: Offer of Employment

Dear: Stan

We are pleased to offer you the position of President of Axtive Acquisition Corp., or successor thereto (the “Company”), a newly formed wholly owned subsidiary of Axtive Corporation formed for the purpose of effecting a merger with ThinkSpark, Inc. as contemplated in the Agreement and Plan of Merger by and among Axtive Corporation, Axtive Acquisition Corp., ThinkSpark Corporation and Kerry Osborne (“Merger Agreement”). This offer is dependant upon and effective concurrent with the merger.

As President, you will receive a base salary beginning May 1, 2003 (the “Effective Time”), in the amount of $20,833.33 per month, payable in accordance with the Company’s regular payroll practices. Your base salary compensation will be subject to statutory deductions and withholding. You will also be eligible for standard Company benefits and three weeks paid time off each year in accordance with the Company’s current policy.

In addition to your base salary, your compensation will include:

1)	the amount of $100,000 representing compensation for past services (“Past Services”) and paid in five equal monthly installments beginning May 31, 2003 and continuing on the last day of each month thereafter until paid in full. Such obligation is absolute and not contingent based upon your continued employment, and shall be subject to the same corporate guaranty issued by Axtive Corporation that relates to the Company’s separate $135,000 obligation to you.

2)	a performance bonus in the amount of $100,000 for 2003, but pro-rated as to whole months from the Effective Time through the end of the calendar year. The terms and conditions and performance measurements will be negotiated separately within 45 days of the Effective Time.

3)	A grant of options under our 2002 Stock Incentive Plan, the number and terms of which shall be determined by the Board of Directors in connection with an employment agreement.

Amounts due for Past Services shall be subject to acceleration in your discretion in the event, i) your employment is terminated without “Cause,” (hereinafter defined), ii) you terminate your employment for “Good Reason,” (hereinafter defined), or iii) the Company fails to tender an employment agreement the Company is prepared to sign containing terms consistent with this Offer of Employment and reasonably acceptable to you within 45 days of the Effective Time. Despite the contemplation of an employment agreement to be executed subsequent hereto, the Company’s obligation to pay the Past Services amount is absolute and creates a legally binding agreement between the parties hereto.

The Company shall have “Cause” to terminate your employment if (i) you commit a dishonest or fraudulent act in connection with your employment, or you misappropriate Company property; (ii) you die or are unable for any reason (with, in the case of disability, reasonable accommodation) to perform your duties for a continuous period of 90 days (120 days in the case of disability) for reasons other than actions by the Company; (iii) your willful failure to obey a lawful directive of the Board (whether by commission or omission) that is within your ability to control; (iv) your conviction of, or plea of nolo contendere to, a felony; (v) your insobriety during working hours; (vi) your use of illegal drugs; (vii) gross negligence or willful misconduct in the performance of your duties or responsibilities under this Agreement; or (viii) your breach of any of the terms of this Agreement; provided, however, that the events described in clauses (vii) and (viii) above shall not constitute Cause unless the Company gives you written notice of such event, and you thereafter fail to cure such event within 90 days after receipt of such notice.

“Good Reason” shall exist if one of the following events has occurred, and, if such event is capable of cure, you have given the Company written notice of such event and the Company has failed to cure or eliminate the problem to your reasonable satisfaction within 30 days after the Company’s receipt of such notice: (i) the Company has removed you from the office of President of the Company; (ii) the Company has materially reduced your authority or responsibility or compensation; (iii) the Company has materially breached its obligations or covenants under your employment agreement; or (iv) the Company has made unreasonable changes in your duties, responsibilities and/or work requirements.

This offer of employment supercedes, in its entirety that certain Employment Agreement between ThinkSpark, LP and you entered into the 10th day of October, 2002. Within 45 days following the Effective Time, you and Axtive Acquisition Corp., or it successor, shall enter into a new mutually agreeable employment agreement.

The Company is an at-will employer, which means that your employment with the Company under this offer of employment is for no specific period of time and may be terminated by the Company or you at any time with or without Cause. In any event, your formal employment agreement will provide that should your employment with the Company be terminated (i) by the Company at any time without Cause, or (ii) by you for Good Reason before the first anniversary of the Effective Time, you will be entitled to your continued base salary for a period of twelve (12) months. During such period you will be prohibited from competing against the Company in accordance with non-competition provisions reasonably acceptable to you that will be contained in your employment agreement. Should you terminate your employment for any reason after the first anniversary of the Effective Time, you will be entitled to your continued base salary for a mutually agreeable period during which the Company prohibits you from competing against the Company. In any of the foregoing scenarios, if the Company fails to make timely payment of your base salary, your non-competition obligation will immediately and automatically terminate. If you terminate your employment without Good Reason before the first anniversary of the Effective Time, you will be subject to the non-compete provision for a period of six (6) months and will not be entitled to any continuing compensation. If your employment is terminated by the Company at any time for Cause, there will be no continuation of salary and the non-compete provision is extended to two (2) years from the date of termination.

This offer of employment is the full and complete agreement between you and the Company with respect to this term of employment, and it supersedes any prior representations or agreement, whether written or oral, concerning your term of employment with the Company. The at-will nature of your employment may only be altered by written agreement signed by the Company’s Chief Executive Officer.

Your employment pursuant to this offer is contingent on your execution of the attached Confidentiality, Proprietary Information and Inventions Agreement. You will also be required to provide the Company with legally acceptable proof of your identity and authorization to work in the United States within three (3) days of your start date, and your failure to do so will render this offer of employment void and unenforceable.

This letter sets forth the entire agreement between you and the Company regarding the terms of your employment with the Company and supersedes any prior representations, agreements, and understandings between you and any employee or representative of the Company whether written or oral. This agreement shall be construed and interpreted in accordance with the laws of the state of Texas.

If this offer is acceptable to you, please sign one of the originals of this letter and the Confidentiality, Proprietary Information and Inventions Agreement and return them to the Company. The second original is for your files.

If you have any questions regarding this offer letter, please call Graham C. Beachum II at 214.397.0200. We look forward to having you join us at Axtive Corporation.

(Signatures follow)

Sincerely, Axtive Acquisition Corp.

By:	/s/ Graham C. Beachum II

Graham C. Beachum II President

I have read and accept this employment offer.

/s/ Stanley D. Strifler

Stanley D. Strifler

Date

Guaranty

Axtive Corporation, acting as the sole stockholder of the Company, for good and valuable consideration the sufficiency of which is hereby acknowledged, guarantees the payment of all amounts due for Past Services

/s/ David N. Pilotte

David N. Pilotte Executive Vice President and Chief Financial Officer Axtive Corporation

Confidentiality, Proprietary Information and Inventions Agreement

In consideration of my employment by Axtive Corporation, Inc. (the “Company”), the Company’s promise to disclose to me its confidential and proprietary information (as defined below), the compensation now and hereafter paid to me, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agrees with the Company as follows:

1.	Recognition of Company’s Rights; Nondisclosure.

At all times during the term of my employment and thereafter, I will hold in strictest confidence and will not disclose, discuss, transmit, use, lecture upon, or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, discussion, transmission, use, or publication may be required in connection with my work for the Company, or unless the President or the Board of Directors of the Company expressly authorizes such in writing. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns and that the Company and its assigns shall be the sole owner of all patent rights, copyrights, trade secret rights, and all other rights throughout the world (collectively, “Proprietary Rights”) in connection therewith.

The term “Proprietary Information” shall mean trade secrets, confidential knowledge, data, or any other proprietary information of the Company and each of its subsidiaries or affiliated companies. By way of illustration but not limitation, “Proprietary Information” includes (a) inventions, trade secrets, ideas, processes, formulas, data, lists, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques relating to the business or proposed business of the Company and that were learned or discovered by me during the term of my employment with the Company, (hereinafter, included Proprietary Information is collectively referred to as “Inventions”); (b) information regarding plans for research, development, new products and services, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customer lists and customers that were learned or discovered by me during the term of my employment with the Company; and (c) information regarding the skills and compensation of other employees of the Company.

2.	Third Party Information.

I understand, in addition, that the Company may from time to time receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times during the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose, discuss, transmit, use, lecture upon, or publish any Third Party Information, except as such disclosure, discussion, transmission, use, or publication may be required in connection with my work for the Company, or unless the President or the Board of Directors of the Company expressly authorizes such in writing.

3.	Assignment of Inventions.

3.1 I hereby assign to the Company all my right, title, and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto), whether or not patentable or registrable under copyright or similar statutes, that were made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.

3.2 I acknowledge that all original works of authorship that are made by me (solely or jointly with others) during the term of my employment with the Company and that are within the scope of my employment and protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. ‘ 101 (1994)). Inventions assigned to the Company by this Section 3 are hereinafter referred to as “Company Inventions.”

4.	Enforcement of Proprietary Rights.

I will assist the Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, that I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

5.	Obligation to Keep Company Informed.

During the period of my employment, I will promptly disclose to the Company fully and in writing and will hold in trust for the sole right and benefit of the Company any and all Inventions. In addition, during the first three (3) years after termination of my employment with the Company, I will provide the Company with a complete copy of each patent application filed by me or that names me as an inventor or co-inventor.

6.	Prior Inventions.

Inventions, if any, patented or unpatented, that I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed, or reduced to practice or caused to be conceived, developed, or reduced to practice prior to commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions in Exhibit A but am to inform the Company that all Inventions have not been listed for that reason.

7.	[INTENTIONALLY OMITTED]

8.	No Improper Use of Materials.

I understand that I shall not use the proprietary or confidential information or trade secrets of any former employer or any other person or entity in connection with my employment with the Company. During my employment by the Company, I will not improperly use or disclose any proprietary or confidential information or trade secrets, if any, of any former employer or any other person or entity to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person or entity to whom I have an obligation of confidentiality unless consented to in writing by that former employer, person, or entity.

9.	No Conflicting Obligation.

I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement between me and any other employer, person or entity. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

10.	Return of Company Documents.

When I leave the employ of the Company, I will deliver to the Company all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information, or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

11.	Legal and Equitable Remedies.

Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

12.	Authorization to Notify New Employer.

I hereby authorize the Company to notify my new employer about my rights and obligations under this Agreement following the termination of my employment with the Company.

13.	Notices.

Any notices required or permitted hereunder shall be given to the appropriate party at the party’s last known address. Such notice shall be deemed given upon personal delivery to the last known address or if sent by certified or registered mail, three days after the date of mailing.

14.	General Provisions.

14.1 Governing Law. This Agreement will be governed by and construed according to the laws of the State of Texas without regard to conflicts of law principles.

14.2 Exclusive Forum. I hereby irrevocably agree that the exclusive forum for any suit, action, or other proceeding arising out of or in any way related to this Agreement shall be in the state or federal courts in Texas, and I agree to the exclusive personal jurisdiction and venue of any court in Dallas County, Texas.

14.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and myself relating to the subject matter hereof and supercedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this Agreement. As used in this Agreement, the period of my employment includes any time during which I may be retained by the Company as a consultant.

14.4 Severability.

(a) I acknowledge and agree that each agreement and covenant set forth herein constitutes a separate agreement independently supported by good and adequate consideration and that each such agreement shall be severable from the other provisions of this Agreement and shall survive this Agreement.

(b) I understand and agree that Section 7 of this Agreement is to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of Section 7 is too broad to be enforced as written, the Company and I intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable, provided, however, that such reformation applies only with respect to the operation of such provision in the particular jurisdiction with respect to which such determination was made. If, however, Section 7 is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

14.5 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors and assigns.

14.6 Survival. The provisions of this Agreement shall survive the termination of my employment for any reason and the assignment of this Agreement by the Company to any successor in interest or other assignee.

14.7 Employment. I agree and understand that my employment with the Company is at will, which means that either I or the Company may terminate the employment relationship at any time, with or without prior notice and with or without cause. I further agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

14.8 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

14.9 Recovery of Attorney’s Fees. In the event of any litigation arising from or relating to this Agreement, the prevailing party in such litigation proceedings shall be entitled to recover, from the non-prevailing party, the prevailing party’s costs and reasonable attorney’s fees, in addition to all other legal or equitable remedies to which it may otherwise be entitled.

14.10 Headings. The headings to each section or paragraph of this Agreement are provided for convenience of reference only and shall have no legal effect in the interpretation of the terms hereof.

[SIGNATURE PAGE FOLLOWS]

I HAVE READ THIS CONFIDENTIALITY, PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

This Agreement shall be effective as of the first day of my employment with the Company, namely:                                              ,             .

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY’S CONFIDENTIAL AND PROPRIETARY INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT, AND PROHIBITS ME FROM COMPETING WITH THE COMPANY AND/OR FROM SOLICITING EMPLOYEES AND CUSTOMERS OF THE COMPANY FOR ONE (1) YEAR AFTER MY EMPLOYMENT WITH THE COMPANY IS TERMINATED FOR ANY REASON.

Dated: , .	/s/ Stanley D. Strifler

Stanley D. Strifler 5609 Preakness Lane Plano, Texas 75093 Address

ACCEPTED AND AGREED TO: AXTIVE CORPORATION

By:	/s/ Graham C. Beachum II

Name:	Graham C. Beachum II
Title:	President

1

EXHIBIT A

Ladies and/or Gentlemen:

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Axtive Corporation, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company’s Confidentiality, Proprietary Information and Inventions Agreement.

☐	I have no inventions or improvements to disclose.

☐	I have inventions or improvements which I have disclosed on the attached Invention

Disclosure form(s).

Due to certain confidentiality obligations, I cannot disclose certain inventions that

☐	otherwise would be listed.

Signature:	/s/ Stanley D. Strifler

Date:

2

INVENTION DISCLOSURE

Invention Disclosure #

Inventors:          1.

 2.

 3.

Title of Invention:

Problem solved by invention:

Invention Description:

Add additional signed, dated sheets and drawings if necessary.

Has this invention been disclosed outside of the Company? Yes              No

Inventor Signature:                      Date:

1